Exhibit 99.2

   WALTER INDUSTRIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 EXPECTATIONS

TAMPA, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today announced its fourth quarter and full-year 2005 earnings expectations. These expectations include the anticipated effects of the Company's acquisition of Mueller Water Products (Mueller) on Oct. 3, 2005.

Excluding the purchase accounting effects associated with the Mueller acquisition and the charge resulting from the planned closure of U.S. Pipe's Chattanooga, Tenn. plant, the Company expects to generate non-GAAP fourth quarter earnings in the range of $0.99 to $1.09 per diluted share and non-GAAP full year earnings to be in the range of $2.50 to $2.60 per diluted share. On a GAAP basis, the Company expects to generate a fourth quarter loss in the range of $0.80 to $0.90 per diluted share and full-year earnings to be in the range of $1.00 to $1.10 per diluted share.

The GAAP range includes estimated fourth quarter pre-tax non-cash adjustments that will reduce income by an estimated $60.4 million stemming from the effects of the Mueller acquisition, which includes a significant portion of an inventory adjustment, additional amortization expense and the write-off of certain financing costs.

The Company estimates the total inventory adjustment needed to record Mueller's inventory at fair value will be approximately $62.0 million, which will be charged to cost of sales based on inventory turnover. Approximately $50.0 million of this inventory adjustment will be expensed in the quarter ending Dec. 31, 2005, with the remainder expensed in the quarter ending March 31, 2006. The Company also expects Mueller's quarterly amortization expense from definite-lived intangibles to increase by approximately $7.9 million and to write off certain financing costs in the quarter totaling $2.5 million.

In addition, the Company's GAAP range includes estimated pre-tax restructuring costs of $37.8 million in the fourth quarter resulting from the planned U.S. Pipe Chattanooga plant closure. These restructuring charges consist of the write-off of impaired assets, severance and environmental costs, of which $21.9 million are non-cash related.

Non-GAAP Financials Measures

Within this announcement, the Company makes reference to certain non-GAAP financial measures including "non-GAAP fourth quarter earnings" and "non-GAAP full year earnings", which have directly comparable GAAP financial measures as identified in this release. These non-GAAP measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the company for the quarterly and annual periods ended Dec. 31, 2005. This information is presented in compliance with the provisions of the rules under Regulation G.

Walter Industries, Inc. is a diversified company with annual revenues of $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             10/26/2005
    /CONTACT: Investor Contact: Joseph J. Troy, Sr. Vice President, +1-813-871-4404, jtroy@walterind.com, or Media Contact: Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, mmonahan@walterind.com, both of Walter Industries, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c /
    /Web site:  http://www.walterind.com /
    (WLT)